Exhibit 10.86

AGRICULTURAL LEASE OF 316 ACRES OF DEVELOPED MACADAMIA ORCHARDS

THIS AGREEMENT OF AGRICULTURAL LEASE, made and entered into this 12th day of September, 1979, by and between INTERNATIONAL AIR SERVICE CO., LTD. organized under the laws of the State of California and qualified to do business in the State of Hawaii (herein called “Owner”), and MAUNA LOA MACADAMIA NUT CORPORATION, a Hawaii corporation (herein called “Mauna Loa”),

WITNESSETH:

WHEREAS, the Owner has acquired from Mauna Loa 285 acres of developed macadamia orchards and an additional 31 acres to be developed into macadamia orchards (Parcel A) at ka’u, County and State of Hawaii, said parcel being more particularly described in Exhibit A, attached hereto and made a part hereof, and being hereinafter called the “Owner’s Land”;

WHEREAS, the Owner desires to enter into this Agricultural Lease of Owner’s Land to Mauna Loa for the purposes of Mauna Loa’s farming a macadamia orchard thereon the rental for which will be measured by the value of the macadamia nuts produced thereon offset by reimbursable farming costs, all as set forth in this Agreement of Lease.

NOW, THEREFORE, the Owner, for and in consideration of the rents hereinafter reserved and of the covenants and conditions herein contained and on the part of Mauna Loa to be observed and performed, does hereby demise and lease unto Mauna Loa, and Mauna Loa does hereby lease and hire from the Owner, the property described in Exhibit A attached hereto and made a part hereof;

TO HAVE AND TO HOLD said demised premises, together with all improvements, tenements, rights, easements, privileges and appurtenances thereunto belonging or appertaining thereto for the term and upon the rent hereinbelow provided.

SECTION 1.

Lease Term and Rent

This Agricultural Lease Agreement shall commence and take effect July       , 1979, and (unless sooner terminated as hereinafter provided in Section 10) shall continue in full force and effect for ninety-nine (99) years thereafter. The Lease Rent shall be measured by the value of macadamia nuts produced on the premises minus offsets for reimbursable farming costs, in addition to all of the other terms and conditions of this Agreement. This Agreement shall be interpreted under the laws of the State of Hawaii.

SECTION 2.

Orchard Development Services to be Performed by Mauna Loa on the Undeveloped 31 acres.

2.1 Clearing and Leveling. As soon as practicable following the signing of this Agreement, Owner (or Mauna Loa at Owner’s request) shall clear and level the remaining undeveloped 31 acres of Owner’s Land in such a manner as may be deemed by Mauna Loa to be the most advisable for the establishment of a macadamia orchard thereon.

2.2 Windbreaks and Field Roads. As soon as practicable following its clearing and leveling of Owner’s Land Mauna Loa shall plant such trees as supplied by Owner.

If owner requests Mauna Loa to grow windbreak trees, all costs associated therewith shall be treated as reimbursable costs in accordance with Section 5 hereof. If owner purchases windbreak trees from Mauna Loa (or other sources) for planting by Mauna Loa, the purchase price shall be treated as a capital expenditure, and all planting costs shall be treated as Reimbursable Costs in accordance with Section 4 hereof. As soon as practicable following the clearing and leveling of the Owner’s Land, Mauna Loa shall install such field roads as may be reasonably necessary for the conduct of its operations in the management of Owner’s Land and to provide Owner reasonable access at places it selects to its property below Parcel A.

2.3 Purchase of Macadamia Trees. Mauna Loa will make available to Owner grafted trees of Mauna Loa’s recommended commercial varieties, field ready to be planted (approximately 97 trees to the net tree acre). Owner shall pay to Mauna Loa $10.00 per tree during the first 2 years of this Agreement; and a price to be mutually agreed upon thereafter.

Owner recognizes that, due to unpredictable climatic conditions and the normal agricultural risks involved, the amount of tree mortality and the number of replants necessary is uncertain, as are the yields from the orchard. Except as provided elsewhere herein, Mauna Loa gives no warranties or guaranties whatsoever concerning the amount of tree mortality and number of replants that are necessary, or the yields from the orchards.

2.4 Macadamia Planting. As soon as practicable following the clearing and leveling of the Owner’s Land, Mauna Loa shall prepare Owner’s Land for planting and shall plant grafted macadamia trees of such variety or varieties of root stock and scion wood in accordance with proven sound agricultural practices used by Mauna Loa in its own orchards. Mauna Loa shall plant approximately 97 macadamia trees to the acre upon that portion of Owner’s Land which is to be devoted to the planting of macadamia trees. The cost of any macadamia trees or windbreak trees which are replants during the term of this Agreement, shall be charged to Owner at the Mauna Loa market value of such trees without mark-up at the time that they are planted and at no charge if the replanting is required because of Mauna Loa’s error.

Section 3. Irrigation, Orchard Care, etc.

3.1 Installation of Irrigation System. (A) As part of the consideration for Owner’s execution of this Agreement, Mauna Loa hereby agrees to install in accordance with sound irrigation practices for macadamia nut orchards and at Mauna Loa’s sole cost and expense, a primary water irrigation distribution system (the “Primary System”) capable of supplying a maximum aggregate annual requirement of 215 million gallons (the “Maximum Requirement”) as described in Alternate IV of Exhibit E-2 attached hereto, jointly to Parcel A, described in this Agricultural Lease, and Parcel B, described in that Agricultural License between the parties of even date hereof, to an in-field irrigation system located on Owner’s land. Except for water shortgages caused by nature and not by matters within the control of Mauna Loa or Ka’u Sugar Co., Mauna Loa agrees to supply said 215 million gallons of water to Owner from the Palima Well. The Primary System shall consist of all equipment and materials required to make it operable, including but not limited to a pumping station, a lift station and a water pipeline capable of supplying the Maximum Requirement. The Primary System shall be located as described in Exhibit      .

(B) Mauna Loa shall also install an in-field drip irrigation system (the “Drip System) on Parcel A. The Drip System shall be installed in accordance with sound irrigation practices for macadamia nut orchards and shall be capable of being utilized in conjunction with the Primary System as is required to irrigate macadamia nut orchards up to the Maximum Requirement. The cost of installation of the Drip System on the 285 acres of developed orchards on Parcel A shall be borne by Mauna Loa and on the 31 undeveloped acres shall be borne by Owner.

(C) The Primary System and the Drip System shall be installed in accordance with plans approved by Owner, whose consent shall not be unreasonably withheld. The installation of the Primary System and infield drip irrigation system for Parcel A shall be completed no later than April 30, 1980. Mauna Loa has provided Owner with a water resource study consisting of fourteen (14) pages dated

March 8, 1979, and it is understood that water shall be distributed to Owner in accordance with Alternate IV shown in such study, attached hereto as Exhibit E-2.

(D) For a period of one (1) year after the installation of the Primary System, Mauna Loa shall at its sole cost and expense be responsible for maintaining, repairing and renewing the Primary System. For a period of one (1) year after the installation of the Drip System, Mauna Loa shall at its sole cost and expense be responsible for maintaining, repairing and renewing the Drip System, but limited to defects caused by poor materials or workmanship. During the first year Owner shall pay Owner’s pro rata share of operating, and insurance premium, costs. Thereafter the owner’s pro rata share of costs of operating, insurance premiums, maintenance, repair and renewal of the Primary System shall be charged back to Owner, but such costs shall not exceed those which would be customarily charged by an independent third party. The costs of operating, insurance premiums, maintenance, repair and renewal of the Drip System shall be at Owner’s expense as a “Reimbursable Cost” in accordance with Section 4, hereof, except that Mauna Loa shall during the first year only at its expense be responsible for defects caused by poor materials or workmanship. Mauna Loa at its expense (subject to the pro rata charge provision above) shall carry insurance to insure the Primary System against casualty loss.

(E) Mauna Loa hereby agrees to deliver water to Owner’s Parcel A and B as described above during the term of this Lease in the quantities set forth above (recognizing that normally irrigation is required for only 4 or 5 months per year on these parcels) at no additional charge or cost to Owner, except as set forth above, subject to the exceptions set forth below. Owner recognizes that Mauna Loa is in no way guaranteeing this supply of water and is not responsible if for reasons beyond Mauna Loa’s control the supply is not available.

3.1.1. In the event of a water shortgage due to natural causes and not to additional utilization of the water source by Mauna Loa or persons authorized by Mauna Loa, such that Mauna Loa is unable to deliver to Owner the supply provided for above, Mauna Loa’s sole responsibility shall be to deliver to Owner, a pro rata share of water actually available (exclusive of any excess water sold to Owner under the terms of Section 3.1.6. below) based upon Owner’s percentage of use of water to the total amount of water measured in the year prior to shortage. It is noted for informational purposes only, and without contractual significance, that current planning for the irrigation system provides for a connecting line between the Pahala Shaft and the Palima Well for emergency use.

3.1.2. If a water shortgage (other than shortage caused by Mauna Loa’s increased demand for water) can be alleviated by additional capital investment in the Palima Well, Owner shall share pro rata with Mauna Loa the amount of such investment on an actual acreage served basis at the time of such investment.

3.1.3. If for any reason, other than insufficiency of water supply as set forth above, Mauna Loa wishes to cease delivery of water from the Palima Well, Mauna Loa may, at its sole cost and expense, drill a well or wells and install all the appurtenances to a new irrigation system (including any necessary adjustments to the Drip System) on Owner’s Land (including the adjacent 3,485 acre parcel described as TMK 9-6-13-06) at a location or locations to be mutally agreed upon by Owner and Mauna Loa pursuant to an easement to be granted by Owner, neither parties’ agreement to such new location to be unreasonably withheld. The original Primary System and any replacement system, as provided for in this paragraph, shall remain the property of Mauna Loa throughout the term of this Agreement and thereafter. Throughout the term of this Agreement Mauna Loa agrees not to remove this Primary System and to continue to maintain it according to the cost provisions in this agreement. Upon the successful completion of such new well and the delivery of water therefrom to Owner’s Lands in the manner and amounts provided for in Section 3.1 above, Mauna Loa shall no longer be obligated to deliver water to Owner from the Palima Well system.

3.1.4. In the event Owner drills new wells independently of Mauna Loa on its lands mauka of the boundary line between TMK 9-6-13-04 & 05 and 9-6-13-06, Mauna Loa’s obligations to provide water to Owner’s Land from the Palima Well will immediately terminate.

3.1.5 In the event it is determined that the State of Hawaii (the “State”) owns the water which is the subject of this Agreement and the State assesses a charge to Mauna Loa (or any other party from whom it obtains water) for utilization of the water, then Owner shall pay to Mauna Loa its pro rata share of such charge.

3.1.6. Water is provided by Mauna Loa to Owner under this Agreement only for use in developing and maintaining macadamia orchards, for which Mauna Loa has the right pursuant to Lease or License to manage and to purchase the nut supply. Owner and Mauna Loa recognize that the maximum obligation to deliver water as stated above in no way precludes Mauna Loa making available to Owner, at Owner’s request and cost, excess water available in the system (over and above the present and future needs of C. Brewer and Company, Limited and all of its subsidiaries plus their contractual obligations) to serve other Owner requirements. Further, for its other requirements, Owner will have first call on water from this system which is in excess to the present and future needs of C. Brewer and Company, Limited and all of its subsidiaries plus their contractual obligations, except that Owner’s future requirements once established will have precedence to water prior to any new contractual obligations of C. Brewer or any of its subsidiaries which arise thereafter. Should water be sold from Mauna Loa to Owner from this system for other purposes than to irrigate macadamia orchards for which Mauna Loa has the Lease or License with right to manage and to purchase the nut supply, the cost of the water to Owner shall be determined by comparison with other agricultural water charges then current on the Island of Hawaii.

Mauna Loa has the obligation, subject to reimbursement as provided elsewhere in this Lease, throughout the term of this Agreement to irrigate the orchards (if water is available under the terms of this Agreement) and to maintain the in-field drip irrigation system at competitive cost.

3.2 Orchard Care and Maintenance. Mauna Loa shall conduct all such operations and perform all such services as shall be necessary in order to provide for the economical growth and yield of the Owner’s macadamia orchard in accordance with proven sound agricultural practices used by Mauna Loa in the planting, cultivation and harvesting of its own macadamia orchards and Owner agrees to follow Mauna Loa’s advice, including but not limited to, the management of the following: ground cover, replanting, tree bracing, cultivation, weed control, pest control, fertilization, pruning, hedging, transplanting, branch disposal, irrigation, and soil and plant tissue analysis, and in order to provide for the protection of the planted acreage through the maintenance of such windbreaks as may be reasonably necessary for such purposes. Mauna Loa shall maintain at Owner’s expense such field roads as may be reasonably necessary for the conduct of its operations under Sections 3.2 and 3.3 hereof.

3.3 Harvesting. Mauna Loa shall conduct all such operations and perform all such services as shall be necessary, in accordance with proven sound harvesting practices used by Mauna Loa in its own macadamia orchards in the most economical manner which the terrain permits, and Owner agrees to follow Mauna Loa’s advice, in order to harvest macadamia nuts produced in the Owner’s Orchard, and to transport such nuts to Mauna Loa’s receiving station at Ka’u for husking.

3.4 Procurement and Employment of Equipment, etc. Mauna Loa either now owns or from time to time shall procure in its own name and shall employ the use of all of such tools, supplies, materials and equipment as shall be reasonably necessary for the conduct of the operations and the performance of the services required to be conducted and/or performed hereunder by Mauna Loa, without any capital expenditure cost to the Owner except as herein specifically provided, or as mutually agreed to in the future.

3.5 Employment of Personnel. In the performance of its obligations hereunder Mauna Loa shall employ, train and supervise such personnel, as shall be reasonably necessary for the efficient conduct of the orchard operations as set forth herein. Nothing herein contained shall be construed to prohibit Mauna Loa from subcontracting to others any portion of the work required hereunder, if such work would normally be subcontracted for work in Mauna Loa’s own macadamia orchards. Mauna Loa, being fully responsible for the general management of the Owner’s Orchard, shall have full authority over the performance of any such subcontract. However Mauna Loa may not subcontract its duties under this Agreement in their entirety.

Mauna Loa shall comply with all requirements of federal and state law with respect to employment of personnel, including but not limited to all necessary insurance coverages under worker’s compensation laws. Mauna Loa shall indemnify and hold Owner harmless from and against any and all claims, obligations, liabilities or demands with respect to and arising out of the performance of Mauna Loa’s obligations under this Lease and the employment of Mauna Loa’s personnel and agents on Owner’s Lands.

3.6 Accounting. At all times during the term of this Agreement Mauna Loa shall keep full and accurate accounts and complete records, in accordance with generally accepted accounting principles, showing all costs, advances, payments, expenditures and liabilities, and all other data which shall be necessary for the computation of the payments to be made by the Owner hereunder as hereinafter provided in Section 4 of this Agreement. Mauna Loa shall cause such accounts and records to be audited annually by the independent auditor regularly employed by Mauna Loa and as soon as practicable following the end of each calendar year during the term of this Agreement, such auditor shall render to Mauna Loa a statement for the purpose of verifying the amount of the Reimbursable Costs (hereinafter defined) paid or incurred by Mauna Loa and the amount of fees payable to Mauna Loa with respect to such year. Upon its receipt of such statement Mauna Loa shall deliver a copy thereof to the Owner and the Owner shall have a period 180 days after its receipt thereof to raise objections with respect thereto. The auditor’s determination as to the amount of such Reimbursable Costs and fees shall be binding unless the Owner shall have made objections thereto in writing to Mauna Loa within such 180-day period. Owner shall have the right to examine business records supporting the financial statements or material to the matters set forth therein and to employ auditors to verify the financial statements submitted to it by Mauna Loa. In the event they contain errors which result in the Owner having been overcharged by 2% or more, Mauna Loa shall pay all reasonable expenses incurred by Owner in making such verification and shall pay Owner the amount of any such overcharge.

3.7 Home Office and Other Support Services and Facilities. At all times during the term of this Agreement Mauna Loa shall provide such centralized office and other support services and facilities as may be necessary or appropriate in order to provide adequate support for all field operations hereunder, including without limitation of the generality of the foregoing, staff management, accounting, purchasing, industrial relations, engineering, agricultural, garage and warehouse services and facilities.

3.8 Protection of Ownership. At all times during the term of this Agreement Owner shall take any and all such actions as are customarily taken by a landowner in the husbanding of his property, including without limitation the making of surveys, the payment of taxes and assessments, the procurement of necessary permits and licenses, the insurance of properties (including trees), the insurance against liabilities, and the compliance with all laws, ordinances and governmental regulations relating to the ownership and/or use of the Owner’s Land. It is the intent of this Agreement of Lease that Owner, not Mauna Loa, pay all of the expenses relating to the Land and the orchards thereon. When requested by Owner, Mauna Loa shall assist Owner in the making of surveys, the processing of tax appeals, if any, and the procurement of necessary permits, licenses, insurance and other items which the Owner requires for the proper use of the Land for macadamia purposes.

3.9 Additional Services. From time to time during the term of this Agreement Mauna Loa shall perform any and all such additional services as may be reasonably requested in writing by the Owner and agreed upon in writing by Mauna Loa, at a cost to be agreed upon.

3.9.1 Agricultural Practices. In the performance of its obligations hereunder Mauna Loa shall conduct all of its agricultural operations in accordance with proven sound agricultural practices use by Mauna Loa in its own macadamia orchards and Owner agrees to follow Mauna Loa’s advice. Owner recognizes that Mauna Loa gives no guarantees as to the yields from the orchards, except as may be specifically set forth herein. The agricultural risks associated with any growing crop and the natural risks in the area are recognized and assumed by Owner.

SECTION 4.

Reimbursement of Costs and Payment of Fees

4.1 Reports and Payments. The rental due from Mauna Loa to Owner shall be offset by Reimbursable Costs and Fees due from Owner to Mauna Loa as set forth in this Section. Mauna Loa will furnish to the Owner unaudited reports reflecting the accrual of Reimbursable Costs and Management Fee hereunder, monthly during the term of this Agreement. Owner will pay these monthly amounts of Reimbursable Costs and Management Fee within 30 days of the date of each report, if these Costs and fees are not off-set when Mauna Loa pays its rental to Owner as measured by Mauna Loa’s purchase of nuts from Owner. Interest shall accrue against Owner at the rate of 1% per month on any unpaid amounts.

4.2 Reimbursable Costs. The term “Reimbursable Costs” as used herein shall not include any capital expenditures except as otherwise provided for in this Agreement, and shall mean the following costs incurred by Mauna Loa in connection with the performance of its obligations under this Agreement.

(a) direct hourly wages, overtime pay, payroll taxes, insurance and other fringe benefits paid with respect to personnel working under this Agreement.

(b) amounts paid for replanted windbreak and macadamia trees, unless such replanting is required because Mauna Loa failed to follow said proven sound agricultural or harvesting practices.

(c) costs (including transportation costs) incurred for fertilizers, herbicides, fungicides, rodenticides and other materials, used in the Owner’s Orchard;

(d) costs incurred for expendable tools and supplies;

(e) “costs” as defined in sub-Sections 4.2(c) and (d) above shall be invoice cost plus a 5% up charge to cover costs of processing and filling orders and delivery of purchases (where not otherwise specifically invoiced) to Ka’u;

(f) service charges for the use of equipment employed in the Owner’s Orchard, which shall be charged to the Owner at the same rate customarily charged by Mauna Loa to other C. Brewer subsidiaries (this “intercompany rate” is currently equal to 125% of internal charge out rate);

(g) irrigation - costs incurred to construct and operate the in-field irrigation system on Parcel A and to maintain and repair and renew it and to pump and deliver water to the irrigation system and apply water to the orchards. The payment for water delivered to Owner’s land shall equal all costs of producing the water and the pumping and delivery of it to Owner’s lands (including cost of maintaining, repairing and renewing the Primary distribution system) save and except as provided in Sections 3.1(B) and (D) above;

(h) Ka’u overhead which applies to each item (a) through (g) above - an allocation of Ka’u Facility overhead shall be made at the rate of 20% times total Reimbursable Costs; the cost of constructing the infield irrigation system on parcel A shall not be considered a Reimbursable Cost for purposes of this sub-Section (h);

(i) Costs which Mauna Loa may incur to repair damage which it by gross negligence or deliberately caused shall not constitute Reimbursable Cost.

(j) in the event that the State or any governmental agency imposes a sales tax or general excise tax on service rendered or supplies and materials provided, such tax shall become a Reimbursable Cost under this Agreement.

(k) In no case, without prior coordination and concurrence of Owner, will Owner’s direct cost per acre, net of all percentage up charges as set forth in this Section 4, exceed 110% of Mauna Loa’s direct cost per acre in a given year for comparable orchards.

4.3 Management Fee. For each year of this Agreement, Owner shall pay to Mauna Loa, in accordance with monthly statements, a Management Fee, as compensation for services rendered hereunder, in the amount of 20% of total Reimbursable Costs (as defined in Section 4.2 above but not including taxes under 4.2 [j]).

SECTION 5.

Rental Measured by Nuts Produced

5.1 Delivery and Acceptance of Crops. As rental, Mauna Loa shall purchase, as set forth herein,

from Owner all macadamia nuts produced on Owner’s Land. Mauna Loa shall deliver from time to time during the term of this Agreement to Mauna Loa’s Ka’u receiving station all of the in-husk macadamia nuts produced on the Owner’s Land. The Owner shall not be obligated hereunder to deliver to Mauna Loa, and Mauna Loa shall not be obligated hereunder to accept any macadamia crops other than those produced upon the Owner’s Acreage. Title to the nuts and risk of loss shall pass from Owner to Mauna Loa at the time that Mauna Loa loads the in husk nuts into Mauna Loa’s trucks for delivery to the Ka’u receiving station.

5.2 Husking, Weighing

(a) Husking. After delivery to Mauna Loa at its Ka’u receiving station of each shipment of macadamia nuts hereunder, the total shipment shall be husked by Mauna Loa with the cost thereof paid by Owner.

(b) Weighing. As soon as practicable following husking of the Owner’s macadamia nuts as aforesaid, Mauna Loa shall weigh the total shipment of the husked macadamia nuts in order to determine the wet-in-shell weight of the shipment. As hereinafter used, the term “shipment” shall mean all deliveries of macadamia nuts from the Owner to Mauna Loa during each day. In weighing the shipments Mauna Loa from time to time shall employ such methods and procedures as will enable Mauna Loa with as much accuracy as may be reasonably practicable to ascertain the wet-in-shell weight of the nuts contained in shipment.

SECTION 6.

6. 1 Payment of the Rental

(a) Payments. Within thirty days after the end of each calendar month during the term of this Agreement in which the Owner has delivered one or more shipments of macadamia nuts to Mauna Loa hereunder, Mauna Loa shall furnish to the Owner a detailed statement evidencing the calculation of the rental payment to be made by Mauna Loa with respect to shipments delivered to Mauna Loa during such month. Rental payments shall be made within thirty days after the end of the calendar month in which such shipments were delivered, if this amount exceeds the Reimbursable Costs and Management Fees due from Owner to Mauna Loa under Section 4 hereof. Interest shall accrue against Mauna Loa at the rate of 1% per month on any unpaid amounts.

(b) Purchase Price. The purchase price per pound of wet-in-shell nut production shall consist of two elements. Sixty percent of the price will be computed at 37% of the MAUNA LOA average wholesale list price as published in the MAUNA LOA Hawaii Wholesale Price List. This wholesale price will be adjusted to convert kernel price to a wet-in-shell basis.

Forty percent of the price will be computed at the actual price paid as quoted in the current issue of “HAWAII MACADAMIA NUTS ANNUAL SUMMARY” published by the Hawaii Agricultural Reporting Service, for the most current crop year listed. Payments for each crop year will be adjusted after the average price for the entire year has been published. If the “HAWAII MACADAMIA NUTS ANNUAL SUMMARY” report is changed, discontinued, or otherwise not available, the best available industry recognized objective documentation will be substituted. Payments shall be computed using wet-in-shell weight net of defective nuts and kernels and price established as described in Attachment A.

SECTION 7.

Sale of nuts to Owner

7.1 Mauna Loa will make available for sale to Owner or one of its affiliates for delivery on the island of Hawaii, a maximum of 30,000 pounds of macadamia nut kernels during the period January 1, 1980 to December 31, 1980 for Owner’s placement into the Japanese market. The form and source of the nuts (i.e. bulk kernels, nuts in cans or jars or in some product such as chocolate covered macadamia nuts or macadamia brittle) will be determined by Owner in subsequent direct contact with Mauna Loa marketing personnel and must be of a form available at the time of delivery each year, provided however that Mauna Loa shall give priority to

Owner’s request for a particular form. Mauna Loa will increase this amount in the year January 1, 1981 to December 31, 1981 to a maximum of 60,000 pounds of nuts per year, and in the year January 1, 1981 to December 31, 1982 to 90,000 pounds of nuts per year. This commitment will then remain constant at 90,000 pounds of nuts per year throughout the term of the contract, except that should Mauna Loa determine that supply is available and demand warrants, an amount greater than 90,000 pounds may be considered for delivery to Owner, but this decision shall be solely at the discretion of Mauna Loa. The resale price from Mauna Loa to Owner’s subsidiary will be at the market price at time of delivery of nuts to Owner. Market price is defined as the wholesale price as published in the Mauna Loa Hawaii Wholesale Price List. (Should Mauna Loa deliver to the Owner at another location outside of the State of Hawaii, the Price List for that geographical location will govern.) Each year Owner may buy all, part, or none of the supply that Mauna Loa makes available. Each year Owner shall notify Mauna Loa in writing of Owner’s decision by November 1 of the preceding year, and if such written notice is not received by Mauna Loa by November 1 of the preceding year it shall mean that Owner has elected to buy no nuts during that year. Mauna Loa retains the right during periods of nut shortage, to allocate to Owner a pro rata share of nuts in proportion to the normal percentage of nut production purchased by Owner as compared with Mauna Loa’s normal total nut sales as measured in the year immediately preceding the shortage. Owner must place these nuts into the Japanese market to be sold in Japan and nowhere else. If Owner breaches this covenant, Mauna Loa is relieved of all future supply obligations to Owner through the entire term of this Lease Agreement. Owner will pay for these nuts within 30 days after the date of each billing. Interest will accrue against Owner at the rate of 1% per month on any unpaid amount.

SECTION 8.

Management Representatives

For convenience of operation hereunder, each of the Owner and Mauna Loa shall designate one representative to effectuate decisions of their principals and to serve as the channel of communication for disseminating information to and securing necessary action by their principals. The representative of any party hereto may be changed from time to time by written notice by such party to the other party hereto.

SECTION 9.

Force Majeure

Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Agreement in the event that such failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirements of law (such as but not limited to governmental regulations concerning hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure. Owner purchased the premises with an awareness of the natural risks such as but not limited to earthquakes, volcanic eruptions, floods, winds, etc., and the agricultural risks and assumes those risks.

SECTION 10.

Termination

(a) Mutual Agreement.  This Agreement of Lease may be terminated, in whole or in part, at any time by the mutual agreement in writing of the parties hereto.

(b) Insolvency, etc.  Should either party hereto be declared bankrupt following the filing of a voluntary or involuntary petition, or be declared insolvent, or enter into any composition with creditors, or execute an assignment for the benefit of creditors, or should a receiver or trustee be appointed by any court or governmental agency to administer the affairs or assets of either party hereto, and is not removed within 60 days of such appointment, the other party hereto at its option may cancel and terminate this Agreement of Lease upon giving not less than 15 days’ written notice to the bankrupt or insolvent party.

(c) Default.  If either party hereto shall default in the performance of any of its obligations hereunder the other party may, at any time, while such default continues, by written notice specifying such default, demand, the performance of such obligations. Upon the failure of the other to cure such default within 30 days from the date of such demand, this dispute shall be immediately referred to arbitration, pursuant to Section 15, without the 60-day time restriction specified therein.

(d) Destruction or Condemnation.  In the event of the destruction or condemnation of any or all of the Owner’s Land, the Owner shall at Owner’s expense restore the premises to the same condition as prior to the destruction if it can be reasonably restored. If it cannot be reasonably restored this Agreement shall terminate as to that portion of Owner’s Land. In the event of condemnation this Lease shall terminate as to the condemned portion and be of no further force or effect, but both Owner and Mauna Loa may pursue their separate rights against the condemning authority.

(e) Use of Land.  Mauna Loa covenants and warrants unto Owner that Mauna Loa will utilize the Owner’s Land only for the production of macadamia nuts and for no other use whatsoever during the term of this Agreement, and will keep all of Owner’s Land planted with macadamia and windbreak trees during the entire term of this Agreement. Provided, however, that Owner may substitute other suitable acreage having grafted macadamia trees of comparable age for portions of the said 316 acres from time to time if the yields are comparable. Owner shall at all times have access to the managed orchards and may have Mauna Loa remove scion wood therefrom so long as it would not damage the trees for Owner’s use in the State of Hawaii and not for resale or export as scion wood or grafted trees.

(f) Mauna Loa recognizes that for Owner to use or develop its lands adjacent to Parcels A and B it will require adequate roadway and utility access to the adjacent lands. It is agreed that Owner at its expense may install such roadways, utility lines, signs and other improvements in such manner and at such places as it determines. In doing so it will interfere as little as possible with Mauna Loa’s development and management of the orchards on Parcels A and B and, as provided in Section 10(e) above, it may substitute other comparable acreage in the event such improvements adversely affect the orchards’ production of macadamia nuts.

SECTION 11.

Waiver

The failure of either party hereto to take advantage of any default or breach of agreement on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Agreement be construed to waive or to lessen the right of either party hereto to insist upon the performance by the other party of any term, provision or condition hereof, or to exercise any rights given it on account of any such default. A waiver by either party hereto of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default. The acceptance of payments hereunder shall not be, or be construed to be, a waiver of any breach of any term, provision or condition of this Agreement.

SECTION 12.

Assignment

Neither of the parties hereto may assign any of its rights or obligations hereunder to any other person or legal entity without the prior written consent of the other party hereto. Any consent or approval required under this Agreement shall not be unreasonably withheld and no charge for the giving of such consent or approval shall be made. This Agreement of Agricultural Lease shall bind all successors to the land, if any, of Owner, and may be recorded, or a short form of it will be signed by the parties and may be recorded.

SECTION 13.

First Refusal Right on Future Macadamia Nut Orchards of Owner

If Owner or any of its affiliates (hereinafter collectively referred to as the “Owners”) develop or acquire any other macadamia nut orchards in the county of Hawaii, and the Owners determine to enter into a Lease or License or an orchard management or development agreement for such orchards (a “Proposed Agreement”), then prior to entering into a Proposed Agreement with a person or entity other than Mauna Loa or its affilitates (a “Third Party”) the Owners shall first offer to enter into an agreement with Mauna Loa upon the same terms and conditions as the Proposed Agreement with the Third Party. Mauna Loa shall have a period of sixty (60) days from the date of the giving of written notification by Owner to Mauna Loa of the terms and conditions of the

Proposed Agreement, to enter into an agreement with Owner upon the same terms and conditions as the Proposed Agreement. ment, to enter into an agreement with Owner upon the same terms and conditions as the Proposed Agreement.

In the event Mauna Loa fails to enter into an agreement with Owner upon the same terms and conditions as a Proposed Agreement within the required sixty (60) days period, then Owner shall be free to enter into a Proposed Agreement with a Third Party without any further obligation to Mauna Loa with respect to the macadamia nut orchards and related Lands covered by such Proposed Agreement.

SECTION 14.

Owner’s Covenant Not to Hire Mauna Loa’s Employees

Owner recognizes that Mauna Loa has spent considerable time, money and effort in training its employees in the specialized area of developing, farming and managing macadamia orchards and processing and marketing macadamia nuts. Neither Owner, nor any of its parents, subsidiaries, affiliates, officers, directors, or substantial stockholders shall attempt to hire any of the employees of Mauna Loa, or any ex-employees of Mauna Loa within a period of five years for salaried employees or for other employees one year after the employee terminated his employment with Mauna Loa, without the prior written consent of Mauna Loa.

SECTION 15.

Arbitration

All claims, demands, disputes, differences, controversies and misunderstandings (hereinafter called “disputes”) arising out of, or in connection with, or in relation to this Lease, the Agreement to Sell to which this

Lease is Exhibit “E-1”, or any of the other contracts attached as Exhibits to said Agreement to Sell of even date herewith, shall be submitted to and determined only by an arbitrator selected in the following manner: The parties hereby appoint Bert T. Kobayashi, Sr., Ted Tsukiyama, Harold Nickelsen, Suyeki Okumura and Masato Doi, as qualified arbitrators. Either party may within 60 days after there has been failure to reach amicable agreement (impasse) with the other party on any such dispute serve written notice on the other party of its election to have the dispute settled by arbitration under this section and with such notice shall strike one name from the panel of arbitrators. The second party shall then by written notice within ten days thereafter to the first party strike a name and this process shall be repeated until only one name is left and that person shall serve as the arbitrator. If any of the five named members of the panel is unable or unwilling to serve as arbitrator the parties may agree upon a substitution and if unable to agree either party upon a showing of good cause and notice to the other party may have the Administrative Judge of the First Judicial Circuit, State of Hawaii, appoint a substitute. Each party shall pay one-half of the arbitrator’s fee and expenses and its own fees and expenses. The decision of the Arbitrator so chosen shall be final and binding upon the parties and enforceable in accordance with the provisions of Ch. 658, H.R.S. as it may from time to time be amended.

SECTION 16.

Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or his authorized representative at the addresses set forth below, if served either personally or if deposited in the mails, certified or registered, postage prepaid first class airmail, return receipt requested or if sent by telex. If such notice, demand or other communication be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication be given by mail, such shall be conclusively deemed given seventy-two (72) hours after deposit thereof in the mails as provided for above. If such notice demand or other communication be given by telex, such shall be conclusively deemed given twenty-four (24) hours after the transmission thereof and receipt of the proper response code as set forth below:

To IASCO:	International Air Service Co., Ltd.
1710 Gilbreth Road
Burlingame, California 94010
Attention: James C. Jack, Jr.
Telex: 331 - 346
Response Code: IASCO B BRCM

With informational copies to Charles W. Smith, 4476 Kolohala, Honolulu, Hawaii and Howard K. Hoddick, P.O. Box 3199 both of Honolulu, Hawaii.

To Mauna Loa:	Mauna Loa Macadamia Nut Corporation
c/o C. Brewer and Company, Limited
827 Fort Street
Attn: A. Kugle Honolulu, Hawaii 96813
Telex: 392481
Response Code: CBREW O

Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

IN WITNESS WHEREOF, the Owner and Mauna Loa have caused this Agreement of Lease to be executed by their duly authorized representatives on the day and year first written above.

INTERNATIONAL AIR SERVICE CO., LTD.

By	/s/ James C. Jack, Jr.
[ILLEGIBLE]

MAUNA LOA MACADAMIA NUT CORPORATION

By	/s/ J. Alan Kugle
Vice Pres

/s/ James G. Higgins
Vice Pres. & Secretary

Encumbrances

1.     Lease to Mauna Loa Macadamia Nut Corporation of even date herewith.

2.     Mortgage to Bank of Hawaii of even date herewith.

Property Description for TMK 9-6-13-04

LOT 4

LAND SITUATED ON THE SOUTHEASTERLY SIDE OF MAMALAHOA HIGHWAY

(F.A.P. NO. 18-B)

AT KAUHUHUULA-NUI, KAUHUHUULA-IKI, KUMU,

HALELUA, WAILOA AND KEAIWA

KAU, ISLAND OF HAWAII, HAWAII

BEING PORTIONS OF GRANT 2604 TO F. S. LYMAN, GRANT 2973 TO F. S. LYMAN

AND ROYAL PATENT 7876, LAND COMMISSION AWARD 8452, APANA 16 TO A. KEOHOKALOLE

Beginning at a pipe (found) at the West corner of this parcel of land on the Southeasterly side of Mamalahoa Highway, (F.A.P. No. 18-B), the coordinates of which referred to Government Survey Triangulation Station “PUU ULAULA” being 980.73 feet North and 12,898.45 feet West and running by azimuths measured clockwise from true South:

1.	201°	33’	30”	1805.77 feet	along the Southeasterly side of Mamalahoa Highway;

2.	291°	33’	30”	10.00 feet	along the Southeasterly side of Mamalahoa Highway;

3.	201°	33’	30”	116.00 feet	along the Southeasterly side of Mamalahoa Highway;

4.	111°	33’	30”	10.00 feet	along the Southeasterly side of Mamalahoa Highway;

5.	201°	33’	30”	434.00 feet	along the Southeasterly side of Mamalahoa Highway;

6.	291°	33’	30”	10.00 feet	along the Southeasterly side of Mamalahoa Highway;

7.	201°	33’	30”	325.00 feet	along the Southeasterly side of Mamalahoa Highway;

8.	111°	33’	30”	10.00 feet	along the Southeasterly side of Mamalahoa Highway;

9.	201°	33’	30”	2275.00 feet	along the Southeasterly side of Mamalahoa Highway;

10.	201°	33’	30”	10.00 feet	along the Southeasterly side of Mamalahoa Highway;

11.	201°	33’	30”	200.00 feet	along the Southeasterly side of Mamalahoa Highway;

12.	111°	33’	30”	10.00 feet	along the Southeasterly side of Mamalahoa Highway;

13.	201°	33’	30”	515.19 feet

along the Southeasterly side of Mamalahoa Highway;

thence along the Southeasterly side of Mamalahoa Highway on a curve to the right with a radius of 5,699.65 feet, the chord azimuth and distance being:

14.	205°	54’	21.5”	864.16 feet;
thence along reminder of R. P. 7876 L. C. Aw. 8452, Ap. 16 to A. Keohokalole on a curve to the right with a radius of 20.00 feet, the chord azimuth and distance being:

15.	262°	39’	03”	31.69 feet;

16.	315°	02’	53”	1442.25 feet	along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole;

17.	11°	17’	20”	364.07 feet	along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole;

18.	11°	24’	10”	234.23 feet	along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole a pipe (found);

19.	26°	29’	20”	527.76 feet	along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole a pipe (found);

20.	312°	30’	10”	299.24 feet	along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole a pipe (found);

21.	21°	54’	40”	682.11 feet	along remainders of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole Grant 2604 to F. S. Lyman;

2

22.	306°	50’	50”	41.19 feet	along remainder of Grant 2604 to F. S. Lyman;

23.	11°	13’	40”	352.66 feet	along remainder of Grant 2604 to F. S. Lyman;

24.	355°	26’		356.88 feet	along remainder of Grant 2604 to F. S. Lyman;

25.	6°	26’	20”	116.25 feet	along remainder of Grant 2604 to F. S. Lyman;

26.	357°	59’	30”	67.86 feet	along remainder of Grant 2604 to F. S. Lyman;

27.	6°	00’	45”	139.47 feet	along remainder of Grant 2604 to F. S. Lyman;

28.	359°	04’	40”	82.49 feet	along remainder of Grant 2604 to F. S. Lyman;

29.	347°	22’		68.63 feet	along remainder of Grant 2604 to F. S. Lyman;

30.	0°	32’	50”	171.82 feet	along remainder of Grant 2604 to F. S. Lyman;

31.	37°	27’	10”	456.19 feet	along remainder of Grant 2604 to F. S. Lyman;

32.	9°	04’	30”	135.09 feet	along remainder of Grant 2604 to F. S. Lyman;

33.	50°	53’	40”	279.65 feet	along remainder of Grant 2604 to F. S. Lyman;

34.	340°	23’	10”	334.96 feet	along remainder of Grant 2604 to F. S. Lyman;

35.	305°	03’		88.00 feet	along remainder of Grant 2604 to F. S. Lyman;

36.	332°	41’		208.95 feet	along remainder of Grant 2604 to F. S. Lyman;

37.	328°	48’	50”	320.81 feet	along remainder of Grant 2604 to F. S. Lyman;

38.	337°	51’	20”	491.22 feet	along remainder of Grant 2604 to F. S. Lyman;

39.	51°	53’	30”	487.92 feet	along remainder of Grant 2604 to F. S. Lyman;

40.	53°	31’	40”	234.99 feet	along reminder of Grant 2604 to F. S. Lyman;

41.	83°	07’	10”	303.48 feet	along reminder of Grant 2604 to F. S. Lyman;

42.	55°	55’	10”	231.52 feet	along remainders of Grants 2604 and 2973 to F. S. Lyman;

43.	44°	04’		497.03 feet	along remainder of Grant 2973 to F. S. Lyman to a pipe (found);

44.	31°	32’		371.76 feet	along remainder of Grant 2973 to F. S. Lyman;

45.	132°	38’	20”	522.00 feet	along Grant 2604 to F. S. Lyman;

46.	41°	04’		23.87 feet	along remainder of Grant 2604 to F. S. Lyman;

47.	132°	54’		284.86 feet	along remainder of Grant 2604 to F. S. Lyman;

48.	133°	42’	30”	339.86 feet	along remainder of Grant 2604 to F. S. Lyman;

49.	132°	15’	45”	706.15 feet	along remainder of Grant 2604 to F. S. Lyman;

50.	132°	55’	40”	328.08 feet	along remainder of Grant 2604 to F. S. Lyman to the point of beginning and containing an area of 316.06 acres.

Attachment A

SAMPLING PROCEDURE SUMMARY

From a delivered lot of Wet-in-Shell (W. I. S.) nuts, a random sample of approximately 20 pounds is drawn from throughout the lot and the moisture content analyzed. The sample is split into two 10 pound samples. One sample is analyzed to determine saleable kernel weight. The second is held for a period to serve as a confirmation sample should one be required, and is then returned to the commercial lot for processing. A shipment can be comprised of one or more loads delivered in a single day for IASCO. However, one shipment, for sampling purposes, will consist of nuts harvested by the same method where practicable. If the confirmation sample is tested, an average of the results of the two samples will be used.

Both in-shell and kernel weight and moisture content for the W. I. S. nuts are determined.

The W. I. S. nuts are dried to a constant weight, cracked and the kernels separated from the shells. The kernels are inspected to remove and weigh spoilage and subsequently determine the kernel spoilage as a percentage of the gross W. I. S. sample weight.

The kernels are roasted, inspected and sorted into Fancy, Choice and Substandard grades. The percent Fancy and Choice of the total weight of the kernels recovered is determined.

The purchase price per pound of W. I. S. nut production shall consist of two elements; 60% (or 50%) of the price will be computed at 37% of the MAUNA LOA average wholesale list price as published in the Mauna Loa Hawaii Wholesale Price List weighted according to the percentage of Choice and Fancy grades recovered from the shipment sample evaluation. (60% relates to the 285-acre parcel and 50% will be used for all other acreage included in this contract.) Should Choice grade not be available for commercial sale, then the price for Choice grade nuts will be determined as a percent reduction from the published price for Fancy grade as the average of the prior three years appearing in the Mauna Loa Hawaii Wholesale Price List immediately preceding removal of Choice quality from general marketing as evidenced by removal from the Mauna Loa Hawaii Wholesale Price List. This wholesale price will be adjusted to convert kernel price to a W. I. S. basis. Forty percent (or 50%) of the price will be computed at the actual price paid as quoted in the current issue of “Hawaii Macadamia Nuts Annual Summary” published by the Hawaii Agriculture Reporting Service for the most current crop year listed. Payments shall be computed using W. I. S. weight net of spoilage adjusted to State’s average in-shell moisture content which is currently assumed to be 19%.

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PROCEDURE FOR SAMPLING & EVALUATING

NUT DELIVERIES

WET-IN-SHELL

1.	Upon receipt of commercial shipment, weight and determine gross weight of WIS volume delivered.	lbs.

2.	Draw random 20 pound sample from throughout the delivered shipment (a shipment is one or more loads in a single day consisting of nuts harvested by the same method where practicable).	lbs.

3.	Determine in-shell and kernel moisture content of WIS nuts in the sample.	%

4.	Split the remainder of the WIS sample into approximately two equal lots of about 10 pounds each and accurately determine the WIS weight of each lot. Letter the lots A and B.	grams

5.	Inspect the WIS nuts in lots A and B and separate:
	(a) Rodent damage	grams
	(b) Germinating nuts	"
	(c) Nuts with black or moldy shells	"
	(d) Other including foreign matter	"
Record the weights and return all but the foreign matter to the lots.

6.	Dry the WIS nuts in lots A and B to a constant weight (about 5 days), and accurately record the DIS weight of each lot.

7.	Crack the DIS nuts from lot A and separate shell from kernels. Hold the DIS nuts from lot B for possible confirmation testing.

8.	Accurately determine the weight of the recovered raw kernels in lot A:	grams

9.	Inspect the raw kernels and separate defective or spoiled kernels in lot A:
	(a) Stinkbug damage	grams
	(b) Other insect damage	"
	(c) Moldy	"
	(d) Germinating	"
	(e) Bacterial damage	"
	(f) Other	"
	(g) Total (a) through (f)	"
Accurately determine and record the weight of the above described kernels by category and discard the kernels.

10.	Determine the percent spoilage (by category and total) as a percentage of the gross WIS weight of the lot. (Item 9 (%) + Item 4).	%

11.	Roast the raw kernels remaining in lot A in accordance with commercial criteria.

12.	Using commercial criteria, grade the roasted kernels in lot A into:
	(a) Hawaii Grade A (Hawaii Fancy)	grams
	(b) Hawaii Grade B (Hawaii Choice)	"
	(c) Substandard (Unusable)	"

Refer to the State of Hawaii Department of Agriculture Regulations #4, Subsection 1. 11 - Standards for Grades of Roasted Macadamia Nuts.

Accurately determine the weight of the saleable kernels in each of (a) and (b) above and total of (a) plus (b).

13.	Determine the percent Hawaii Fancy [l2.(a)] as a percentage of the weight of the saleable roasted kernels [total of 12. (a) plus 12. (b)] in the sample. Repeat for Hawaii Choice; 12. (b).	%

14.	Determine percent saleable kernel as a percentage of the gross WIS weight [% = 12. (a) + 12. (b)] 4%

15.	If confirmation is requested test lot B in accordance with Items 7 - 14. Use the average test results of lots A and B.

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FORMULA

Total purchase price will be computed in three elements using the following formula:

Price paid	=	A x B x C x D x E x F

plus		A x B x G x D x H x F

plus		A x I x J x K

Where:

A	=	Total weight of nuts received wet-in-shell. (Item 1)

B	=	Percent of total weight to be calculated using “percent of wholesale price” method (60% for 285 -acre parcel, 50% for other orchards).

C	=	Percent of Fancy quality kernels from sample analysis. (Item 13)

G	=	Percent of Choice quality kernels from sample analysis. (Item 13) (Note: C + G = 100%)

D	=	Constant percent of wholesale price (37%).

E	=

Wholesale highest volume price per pound of single largest volume nut only product line item on the current Mauna Loa Hawaii Wholesale Price List using Fancy quality nut (less promotional discounts when applicable).

H	=	Same as E except using Choice quality nuts.

F	=	Derived from sample. Percentage factor which converts wet-in-shell weight to total saleable roasted kernel weight. (Item 14)

I	=	Percent of total weight to be calculated using “market price” method. (40% for 285-acre parcel, 50% for other orchards).

J	=	Most recent price wet-in-shell as published in current issue of the “Hawaii Macadamia Nuts Annual Summary” published by the State of Hawaii Agricultural Reporting Service.

K	=

Derived from sample. Factor which converts wet-in-shell kernel weight to average State in-shell moisture content to assure consistency in pricing based on average moisture content as published by the State of Hawaii. (Use average moisture content of nuts reflected in State report. For purposes of sample computation, 19% is assumed.)

	=	[(1 + State’s average moisture content in-shell) - moisture content of sample in-shell] x (total weight WIS)

SAMPLE COMPUTATION*

A	=	Total weight = 100 pounds.

B	=	60% or .60 from contract.

C	=	80% or .80 from lab sample.

D	=	37% or .37

E	=	From 10/9/78 price list, 12/5 oz. cans, ($20. 00 for 60 ozs.) = $5.33 per pound.

F	=	Saleable as percent of WIS from sample.

G	=	20% or .20 from lab sample.

H	=	From 10/10/78 price list, diced, 25 pound bag, $94.15 = $3. 77 per pound.

I	=	40% of .40 from contract.

J	=	$.487 price wet-in-shell from July 1978, State of Hawaii Agricultural Reporting Service.

K	=	Assume moisture content = 19%.

Price paid	=	(100) (.6) (.8) (.37) (5.33) (.24) +
(100) (.6) (.2) (.37) (3.77) (.24) +
(100) (.4) (.487) (1.19 - .19) = $22.72 + $4.02 + $19.48
	=	$46. 22 or $. 462 per pound

* Actual price data from the 1977-78 harvest season.

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